Exhibit 99.(a)(16)

Information for Shareholders Important Information for US Shareholders In the United States, Gold Fields Limited ("Gold Fields") has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the "SEC") on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC's website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC's website. This document contains forward-looking statements with respect to Gold Fields' financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. These forward-looking statements are subject to a number of risks and uncertainties and the events discussed herein may not occur. Disclaimer Information included in this document relating to Harmony and its business has been derived solely from publicly available sources. While Gold Fields has included information in this document regarding Harmony that is known to Gold Fields based on publicly available information, Gold Fields has not had access to non-public information regarding Harmony and could not use such information for the purpose of preparing this document. Although Gold Fields is not aware of anything that would indicate that statements relating to Harmony contained in this document are inaccurate or incomplete, Gold Fields is not in a position to verify information concerning Harmony. Gold Fields and its directors and officers are not aware of any errors in such information. Subject to the foregoing and to the maximum extent permitted by law, Gold Fields and its directors and officers disclaim all liability for information concerning Harmony included in this document. General The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Goldman Sachs International is acting for Gold Fields and no one else in connection with the offer by Harmony for Gold Fields (the "Offer") and will not be responsible to anyone other than Gold Fields for providing the protections afforded to customers of Goldman Sachs International, nor for providing advice in relation to the Offer. JPMorgan is acting for Gold Fields and no one else in connection with the Offer and will not be responsible to anyone other than Gold Fields for providing the protections afforded to customers of JPMorgan, nor for providing advice in relation to the Offer. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make the offer and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

Introductory Remarks Sole criteria: Shareholder value Governance and fiduciary duties undertaken Gold Fields' Board recommends shareholders reject Harmony's hostile and unsolicited offer based on, Harmony: Employing an inappropriate offer structure Offering Gold Fields shareholders insufficient value Failing to provide an adequate level of certainty Reject Harmony's Hostile and Unsolicited Offer

Harmony's Offer is not in your interest

Harmony Offer Structure On October 18, 2004 Harmony announced an unsolicited and hostile offer for Gold Fields Harmony is offering 1.275 new Harmony shares for each of your Gold Fields shares Offer Mechanics Step 1: An early settlement offer to acquire 34.9% of Gold Fields Step 2: A subsequent offer for the remaining shares of Gold Fields, including the shares owned by Norilsk, subject to the Gold Fields International transaction being voted down Harmony's Offer is not in your interest

Harmony is Employing a Coercive Offer Structure that is Inappropriate Range of outcomes post completion of Harmony's early settlement offer are as follows: Gold Fields Limited Norilsk 0% - 34.9% Public GFL Shareholders Harmony 20.0% 45.1% - 80.0% Only Harmony's subsequent offer includes the requirement for relevant regulatory approvals Gold Fields shareholders could be trapped in no man's land Gold Fields shareholders could suffer from Harmony overhang Offer structure enables Harmony to acquire effective control without paying full control premium Risk of negative control

Proactive Legal Actions to Protect Gold Fields Shareholder Interests Harmony's Offer Puts excessive power in the hands of a limited number of Gold Fields shareholders Strips Gold Fields management of ability to negotiate best offer for its shareholders The Board of Directors, on behalf of its shareholders, are pursuing a number of legal avenues to force Harmony to make a single properly structured offer for 100% of Gold Fields share capital with a minimum acceptance condition SRP - Concert parties Application to High Court - Action commenced in relation to the unlawful implementation of the Offer Challenge before Competition Tribunal - Interdict Early Settlement Offer Harmony's Offer is not in your interests

Harmony's Offer Significantly Undervalues Your Shares

Combination with Harmony is highly dilutive on key metrics for GFL Shareholders

Headline Earnings (R)(1)



R157
R(2)
(R159)
Current Position
Post Transaction
Net Loss

102% Dilutive to GFL shareholder

Cash Flow from Operations (R)(1)



R206
R84
(R122)
Current Position
Post Transaction
Net Loss

59% Dilutive to GFL shareholder

NPV at R85,000/kg Gold Price Indexed to 100 (2)



100
91
(9)
Current Position
Post Transaction
Net Loss

9% Dilutive to GFL shareholder

=

Exchange Ratio to Breakeven: =1.727x

Harmony's Offer Significantly Undervalues Your Shares

(1) Gold Fields and Harmony Annual Reports. Uses diluted shares outstanding as reported in these annual reports.

(2) Gold Fields Life of Mine plans and Harmony's CPR assuming a 5% real discount rate for both companies. Uses diluted shares outstanding as reported in the Annual Report

9

In addition, a combination with Harmony is highly dilutive to GFL balance sheet strength Group Balance Sheet Gold Fields June 2004 Harmony June 2004 Cash Rm 4,135 1,352 Debt - Long term - Short term Rm Rm (1,429) (207) (2,790) (659) Cash less debt Rm 2,499 (2,098) Gold Fields local cash position: R1.3bn Bullet payment by Harmony of R490 million due in January 2005 Harmony's cash resources are being rapidly depleted Harmony's Offer Significantly Undervalues Your Shares

It's all about profits - Gold Fields operating profits are 12x Harmony's! Group Income Statement Gold Fields F2004 Harmony F2004 Gold Fields Q1 F2005 Harmony Q1 F2005 Gold produced kg 137,044 103,127 33,060 25,822 Cash costs R/kg 67,075 79,599 66,516 77,880 Revenue Rm 11,773 8,789 2,705 2,144 Gold inventory charge Rm 47 - (87) - Operating profit Rm 2,315 198(1) 456 (73)(2) Operating Margin % 20 3 17 (3) Compares to Harmony's published cash operating profit of R580m Compares to Harmony's published cash operating profit of R133m Harmony's Offer Significantly Undervalues Your Shares

Harmony is offering Gold Fields shareholders overvalued shares Gold Fields Harmony NPV2 73 27 Earnings1 100 0 Operating Cashflow1 100 0 EBITDA1 89 11 (1) Source: Gold Fields and Harmony Annual Reports. (2) Company estimates based on Gold Field Life of Mine plans and Harmony's CPR assuming a 5% real discount rate for both companies. Estimates assume a real R85,000/kg gold price Harmony Offer = 66.1% Harmony's Offer Significantly Undervalues Your Shares 1.727x NM NM 5.279x Relative Contribution Implied Exchange Ratio Gold Fields Harmony NPV2 73 27 Earnings1 100 0 Operating Cashflow1 100 0 EBITDA1 89 11

Harmony is Trying to Acquire Your Company on the Cheap Harmony Claimed "Premium" 29 Real Premium in Harmony's Offer (NYSE) 7 Real Premium in Harmony's Offer (JSE) 13.2 Global Unsolicited Offers 41.1 Global Mining Unsolicited Offers 47.7 Premia on share price as at October 15, 2004 Source: SDC Average premia of hostile deals above US$500 million since 1994 Harmony's Offer Significantly Undervalues Your Shares Over the last 10 years, 82% of global hostile offers over US$500 million, have included a cash component In addition, Harmony is offering a derisory premium Premia - 1 day prior to announcement (1) (1) (2) (2)

Exposing the "Harmony Way" - Its not as effective as they would have you believe

What are Harmony's true Reserves and Resources? How realistic is the 521 million ounces of resources in Harmony's 2004 annual report? Calculated at a cut-off grade of 250 centimetre.grams per ton for underground mines which equates to using a gold price of more than US$1000/oz! (1) Source: Offer document including PNG reserves. "Harmony Way" is not as effective as they would have you believe Harmony's reserve disclosure Gold ounces (million) June 2003 annual report 62 June 2003 20F Filing 50 April 2004 CPR(1) 41 June 2004 annual report 62 June 2004 20F Filing 62 October 2004 Form F-4 to US shareholders 62 Consistency? Confusing? Properly disclosed? Reconcilable?

How realistic are R1bn of additional sustainable savings from Gold Fields operations? Significant additional Harmony cost savings are not sustainable at Gold Fields operations In fact, Harmony's track record shows that its cost savings have not been sustainable in the long-term Harmony has stated that it will close Gold Fields' head office Does Harmony have sufficient management depth to realise significant savings? Gold Fields head office costs are already competitive at US$5/oz Gold Fields has a better track record at managing its costs "Harmony Way" is not as effective as they would have you believe

How realistic are R1bn of additional savings from Gold Fields operations? Jun-1998 Acquisition 81152 12/1/1999 55650 9/1/2004 77522 Mar-2001 Acquisition 82198 9/1/2002 76795 9/1/2004 98141 Jun-1998 Acquisition 517 12/1/1999 364 9/1/2004 473 Evander 4-Quarter Real Average Costs R/kg Elandskraal 4-Quarter Real Average Costs R/kg Harmony's track record shows that its cost savings are not sustainable in the long-term Evander 4-Quarter Real Average Costs R/ton Elandskraal 4-Quarter Real Average Costs R/ton Source: Real averages over four preceding quarters based upon Harmony's quarterly results expressed in June 2004 terms using the South African CPIX deflater Mar-2001 Acquisition 533 9/1/2002 480 9/1/2004 559

Harmony Cash Operating Costs - South African Operations (R/kg)(1) Gold Fields Cash Operating Costs - South African operations (R/kg)(2) How realistic are R1bn of additional sustainable savings from Gold Fields operations? 9/1/2002 66000 200 12/1/2002 67500 220 3/1/2003 72000 280 6/1/2003 75000 300 9/1/2003 75500 310 12/1/2003 76500 350 3/1/2004 83500 380 6/1/2004 84500 390 9/1/2004 79000 380 Gold Fields has a better track record of managing its costs Sep-2002 12/2/2002 3/3/2003 6/3/2003 9/3/2003 12/3/2003 3/4/2004 6/4/2004 9/4/2004 59724 60480 61572 67102 73111 74316 72332 71457 72533 Source: Harmony Annual and Quarterly Reports. Gold Fields management calculations. Gold Fields numbers have been recalculated as cash operating costs as per Harmony. Refer to offer document for reconciliation.

Harmony Gold Production (2004) Harmony Gold Reserves (2004) Harmony's International Track Record is Poor Despite Harmony's many attempts at offshore expansion, it remains predominantly South African focused Since April 2001, Harmony invested R3bn in acquiring its Australasian operation - Over a third of this has already been written off Harmony has never even constructed a new mine offshore! Does Harmony have the management resources to operate a R70bn company with over 100,000 employees and assets spread over 4 continents? 90 10% Harmony has already posted "For Sale" sign on Gold Fields International 95 5% South Africa 0 International 0 Source: Harmony 2004 Annual Report

An Independent Gold Fields is a better Proposition for You

Significant Risk in Harmony! Higher quality reserves Expertise to build and operate long life mines Valuable exploration portfolio Well capitalised to continue developing local assets Focused high quality portfolio More variable quality reserves Limited experience in building mines Limited exploration portfolio Limited resources to pursue growth Wide spread of mixed quality assets An independent Gold Fields is a better proposition for you Gold Fields Portfolio Harmony Portfolio

An independent Gold Fields is a better proposition for you Current Position 6/1/1998 3 6/1/2004 4.2 Track Record of Significant Value Creation Since the Formation of Gold Fields Limited 39% Growth Production1 Reserves (Net of Depletion)2 Share Price3 Current Position 6/1/1998 71.7 6/1/2004 75.5 5% Growth Current Position 10/1/1998 35.1 10/1/2004 94 168% Growth (1) Gold Fields annual reports (2) Gold Fields annual reports. Attributable reserves net of depletion (3) Market data from 15 October 1998 to 15 October 2004

Preserving and Creating Value - Optimising in South Africa Project 400: Additional R400m targeted in annual revenue Revenue Cost Capex R400m targeted in annual cost savings Project 100 Supply chain management R4.8bn invested in South Africa over the last 5 years to successfully position operations for the future Hardly a company in "Harvest" mode! An independent Gold Fields is a better proposition for you

Preserving and Creating Value - Positioning Gold Fields for International Growth Gold Fields International positioned as a dynamic growth vehicle with enhanced project development and deal-making capacity through reverse takeover of IAMGold Gold Fields will consolidate and control Gold Fields International, thereby enabling Gold Fields shareholders to benefit from future upside 70% ownership 7 out of 10 board members Gold Fields management Top-up rights to mitigate dilution Shareholder vote on December 7, 2004 = Control Gold Fields Limited Mvelaphanda 15% Gold Fields Mining South Africa GFIMSA Gold Fields International GFI 100% (85%) 70%

Gold Fields International has already created US$1.3bn of value Source: Gold Fields calculations. Note: NPV includes US$400m cash. Source: Datastream using NYSE (American Stock Exchange - IAMGold) closing share price on 10-Aug-2004 and 14-Oct-2004. Value Creation (US$bn)1 Share Price Performance Over Period (%) 10-Aug to 14-Oct-2004 2 Current Position GFL Assets in GFL Portfolio 0 1.5 Transaction Announcement 1.5 0.9 Subsequent Re-rating 2.4 0.4 Value Creation from Gold Fields International Transaction 1.5 1.3 2.1 2.8 Gold Fields International 51 Gold Fields SA 19 Gold Fields Limited 30 Harmony 23 Anglogold 11 Gold Fields injects its assets valued at US$1.5bn in reverse takeover of IAMGold Exchange ratio determined on an NPV : NPV basis, not market value for NPV On announcement, Gold Fields assets immediately rated at IAMGold P/NPV multiple of 1.7x versus 1.1x in GFL portfolio US$0.6bn of value crystallised for Gold Fields shareholders Post announcement, IAMGold's share price has been a proxy for the market value of Gold Fields International Further US$0.7bn of value created for Gold Fields shareholders

Concluding Remarks

Concluding Remarks The Gold Fields Board and Management are focused on maximising value for their shareholders Gold Fields Board recommends its shareholders to reject Harmony's offer, based on Harmony: Employing an inappropriate offer structure Offering Gold Fields shareholders insufficient value Failing to provide an adequate level of certainty We believe an independent Gold Fields is a better proposition for shareholders Over the last five years we have generated total returns for our shareholders, including dividends re-invested, of 200% (25% CAGR) vs. 112% (16% CAGR) by Harmony

"Reject Harmony's Hostile and Unsolicited Offer"

Gold Fields (SA) - Reconciliation of Operating cost to Cash Operating Cost1 1 As per Gold Fields quarterly published reports except for employee termination costs which are company numbers. Gold Fields (SA) - Reconciliation of Operating cost to Cash Operating Cost1 1 As per Gold Fields quarterly published reports except for employee termination costs which are company numbers. APPENDIX Gold Fields (SA) - Reconciliation of Operating cost to Cash Operating Cost1 1As per Gold Fields quarterly published reports except for employee termination costs which are company numbers.